UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2015

Synergy Strips Corp.
(Exact name of registrant as specified in its charter)

Nevada	000-55098	99-0379440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

865 Spring Street Westbrook, Maine	04092
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (615) 939-9004

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 1, 2015, our Board of Directors appointed Luc Vanhal (age: 55) as our Executive Vice President, Direct to Consumer Division, effective immediately. From April 2010 to April 2015, Mr. Vanhal was the Chief Operating and Financial Officer, President Retail and International for NAC Marketing Company, a multi-channel health and wellness company. Prior to that, he served as the Chief Operating and Financial Officer for Guthy-Renker Inc., a direct response television company that develops, manufactures and markets celebrity-endorsed products in areas such as skin care, cosmetics, hair care and fitness, from July 2005 to March 2010. From August 2004 to July 2005, Mr. Vanhal was the Chief Operating and Financial Officer for Belkin Corporation, a technology company that develops, distributes, markets and sells technology products, such as networking, power protection, desktop accessories, mobility, security and iPod accessories, into major retail and distribution outlets. From January 2001 to July 2004, he served as the President and Chief Operating Officer of Vivendi Universal Games (now Activision-Blizzard) (“Vivendi”), a gaming business that published best-selling video game titles for personal computer, console systems and the internet. Prior to becoming Vivendi’s President and Chief Operating Officer, Mr. Vanhal was its Chief Financial Officer from February 1999 to January 2001. Mr. Vanhal also served in various capacities at The Walt Disney Company from June 1990 to February 1999, culminating in Chief Financial Officer, Consumer Products Division-Worldwide. Mr. Vanhal holds a Bachelor of Arts from K.U.L. University of Leuven, in Leuven, Belgium, and a Masters in Business Administration, also from K.U.L. University of Leuven.

There are no related party transactions between Mr. Vanhal and us nor are there any family relationships between Mr. Vanhal and any of our directors or officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNERGY STRIPS CORP.

Date: May 6, 2015	/s/ Jack Ross
Jack Ross
Chief Executive Officer